Exhibit 99.(h)(2)

 TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the 1st day of December 2014, by and between the SENTINEL GROUP FUNDS, INC., having a principal place of business at One National Life Drive, Montpelier, Vermont 05604 (“SGF”) and BOSTON FINANCIAL DATA SERVICES, INC., having a principal place of business at 2000 Crown Colony Drive, Quincy, Massachusetts 02169-0953 (the “Transfer Agent”).

WHEREAS, SGF, an open-end management investment company, continuously offers its shares to investors in a series of several separate and distinct portfolios (collectively the “Funds” and individually each a “Fund”) listed on the attached Schedule A, which may be amended by the parties from time to time;

WHEREAS, each Fund is a corporation organized under the laws of the state of Maryland and registered with the Securities and Exchange Commission as an investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, it is contemplated that additional Funds may become parties to this Agreement by written consent of the parties hereto and in accordance with Section 17; and

WHEREAS, SGF, on behalf of itself and, where applicable, its Funds, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.                                      Terms of Appointment and Duties

1.1                   Transfer Agency Services.  Subject to the terms and conditions set forth in this Agreement, SGF, on behalf of itself and, where applicable, its Funds, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for each Fund’s authorized and issued shares of common stock (“Shares”), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each Fund (“Shareholders”), including without limitation any periodic investment plan or periodic withdrawal program.  In accordance with procedures established from time to time by agreement between the Transfer Agent and SGF on behalf of each of the Funds, (the “Procedures”) with such changes or deviations there from as have been (or may from time to time be) agreed upon in writing by the parties, the Transfer Agent agrees that it will perform the following services:

a)             Establish each Shareholder’s account in the Funds on DST’s recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the Procedures;

b)             Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Funds’ authorized custodian pursuant to the organizational documents of the Funds (the “Custodian”);

c)              Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

d)             Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

e)              In respect to items (a) through (d) above, the Transfer Agent may execute transactions directly with broker-dealers authorized by the Funds;

f)               At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

g)              Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

h)             Prepare and transmit payments for dividends and distributions declared by the Funds;

i)                 Provide surety bond documentation to shareholders and make applicable filings with respect to those certificates alleged to have been lost, stolen or destroyed;

j)                Issue replacement checks and place stop orders on original checks based on Shareholder’s representation that a check was not received or was lost, and verification that such check was not previously paid;

k)             Maintain records of account for and advise the Funds and its Shareholders as to the foregoing;

l)                 Record the issuance of Shares of the Funds and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Funds which are authorized, based upon data provided to it by the Funds, and issued and outstanding.  The Transfer Agent shall also provide the Funds on a regular basis with the total number of Shares which are authorized and issued and outstanding but shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Funds;

m)         Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile and electronic instructions, including e-mail communications, which have been prepared, maintained or provided by the Funds or any other person or firm on behalf of the Funds or from broker-dealers of record or third-party administrators (“TPAs”) on behalf of individual Shareholders.  With respect to transaction requests received in the foregoing manner, the Transfer Agent shall not be responsible for determining that the original source documentation is in good order, which includes compliance with Rule 22c-1 under the 1940 Act, and it will be the responsibility of the Funds to retain such documentation that either sends, and to require its broker-dealers or TPAs to retain such documentation. E-mail exchanges on routine matters may be made directly by the Funds with the Funds’ contact at the Transfer Agent.  The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes. Any other forms of email communication from Shareholders shall only be handled by the Transfer Agent upon mutual written agreement of the Funds and the Transfer Agent as to procedures and limitations applicable thereto;

n)             Manage and reconcile, as agent for the Funds, certain bank accounts necessary for the performance of the duties under this Agreement, including but not limited to, the processing of Share purchases and redemptions and the payment of Fund dividends and distributions;

o)             Receive correspondence pertaining to any former, existing or new Shareholder account, process such correspondence for proper recordkeeping and respond to Shareholder correspondence;

p)             Process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfer and rollovers in accordance with the Procedures;

q)             Accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of Shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (“NSCC”) on behalf of NSCC’s participants, including the Funds), in accordance with instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of an Authorized Person on the dealer file maintained by the Transfer Agent;

r)                Issue instructions to the Funds’ banks for the settlement of transactions between the Funds and NSCC (acting on behalf of its broker-dealer and bank participants);

s)               Provide account and transaction information from each affected Fund’s records on TA2000 in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers;

t)                Once annually prepare securityholder meeting lists for use in connection with the annual meeting and certify a copy of such list;

u)             Arrange for the mailing of securityholder reports and prospectuses as instructed by the Funds;

v)             Withhold, as required by federal law and as instructed by the Funds, taxes on securityholder accounts, prepare, file and mail U.S. Treasury Department Forms 1099, 1042, and 1042S and perform and pay backup withholding as required for all securityholders;

w)           Disburse income dividends and capital gains distributions to securityholders and record reinvestment of dividends and distributions in shares of each Fund;

x)             Review and approve sample confirmation forms to securityholders and dealers, as instructed, for all purchases and liquidations of shares of each Fund and other confirmable transactions in securityholders’ accounts;

y)             Provide or make available on-line or via data transmission daily and monthly reports as provided by the TA2000 System and as requested by the Funds or their management company;

z)              Maintain those records necessary to carry out the Transfer Agent’s duties hereunder, including all information reasonably required by the Funds to account for all transactions in Fund shares;

aa)      Calculate the appropriate sales charge with respect to each purchase of Fund shares as instructed by an Authorized Person, determine the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to the Transfer Agent by the Funds’ principal underwriter or distributor (hereinafter “principal underwriter”) or an Authorized Person from time to time, disburse dealer commissions collected to such dealers, determine the portion of each sales charge payable to such principal underwriter, and disburse such commissions to the principal underwriter;

bb)      Provide to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of the Funds on TA2000;

cc)        Provide to the Funds escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000;

dd)      Provide the AML Services as further described in Section 1.2(a) and Schedule 1.2(a) to this Agreement;

ee)        Provide call center support for the Funds further described in Section 1.2(b) of this Agreement;

ff)          Provide escheatment services in accordance with agreed upon procedures; and

gg)        At the request of an Authorized Person, the Transfer Agent shall use reasonable efforts to provide the services set forth above in connection with transactions:  (i) on behalf of retirement plans and participants in retirement plans and transactions ordered by brokers, the processing of which transactions require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform such services;  (ii) involving the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or (iii) which require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by non-retirement plan, non-NTF and pre-nightly transactions, (the “Exception Services”).

1.2                   Additional Services.  In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraphs, the Transfer Agent shall perform the following services:

a)             Anti-Money Laundering (“AML”) Delegation.  In order to assist the Funds with the Funds’ AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Funds (the “AML Procedures”).  If the Funds elect to have the Transfer Agent implement the AML Procedures and delegate the day-to-day operation of such AML Procedures to the Transfer Agent, the parties will agree to such terms as stated in the attached schedule (“Schedule 1.2(a)” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties.  The Transfer Agent shall also coordinate with the Funds’ principal underwriter, in connection with the AML services for certain accounts.  In consideration of the performance of the AML Procedures by the Transfer Agent pursuant to this Section 1.2(a), the Funds agree to pay the Transfer Agent for the reasonable administrative expense that may be associated with such AML Procedures;

b)             Call Center Services.  Upon request of the Funds, answer telephone inquiries from 8:30 a.m. to 5 p.m., Eastern Time, each day on which the New York Stock Exchange is open for trading.  The Transfer Agent shall answer and respond to inquiries from existing Shareholders, prospective Shareholders of the Funds and broker-dealers on behalf of such Shareholders in accordance with the telephone scripts provided by the Funds to the Transfer Agent, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests.  The Transfer Agent shall contact the applicable shareholder and/or its financial intermediary, as applicable, on behalf of a Fund on trades found to be not in good order that are equal to $50,000 or more (or such other amount as the

Fund and the Transfer Agent shall agree in writing) pursuant to written procedures to be mutually agreed upon by the parties;

c)              Short Term Trader & Excessive Trader.  Upon request of the Funds, the Transfer Agent will provide the Funds with periodic reports on trading activity in the Funds based on parameters provided to the Transfer Agent by the Funds, as amended from time to time.  The services to be performed by the Transfer Agent for the Funds hereunder will be ministerial only.  The Transfer Agent shall provide the Fund with certain reports for monitoring or reviewing market-timing activities;

d)             Omnibus Transparency Services.  Upon request of the Funds, the Transfer Agent shall carry out certain information requests, analyses and reporting services in support of the Funds’ obligations under Rule 22c-2(a)(2).  The parties will agree to such services and terms as stated in the attached schedule (“Schedule 1.2(d)” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the parties;

e)              FANWeb Administration Assistance.  Upon request of the Funds, the Transfer Agent shall provide instructions to, and respond to general inquiries from, plan sponsors with respect to the plan sponsors’ use of FANWeb administration; and

f)                Other Services.  The Transfer Agent shall perform or arrange for the performance of certain regulatory compliance mailings as directed by the Funds, including W4p, 70½ RMD, 5304, W-8 and W-9.  The Transfer Agent shall also provide additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses) as may be directed by or mutually agreed upon with the Funds..

1.3                   Fiduciary Accounts.  With respect to certain retirement plans or accounts (such as individual retirement accounts (“IRAs”), SIMPLE IRAs, SEP IRAs, Roth IRAs, Coverdell Education Savings Accounts, and 403(b) arrangements (such accounts, “Fiduciary Accounts”)), the Transfer Agent, at the request of the Funds, shall arrange for the provision of appropriate prototype plans as well as provide or arrange for the provision of various services to such plans and/or accounts, which services include custodial services to be provided by State Street Bank and Trust Company (“State Street”), account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree upon.

1.4                   Site Visits and Inspections; Regulatory Examinations.  During the term of this Agreement, authorized representatives of the Funds may conduct periodic site visits of the Transfer Agent’s facilities and inspect the Transfer Agent’s records and procedures solely as they pertain to the Transfer Agent’s services for the Funds under or pursuant to this Agreement.  Such inspections shall be conducted at the Funds’ expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Transfer Agent’s regular business hours and, except as otherwise agreed to by the parties, no more frequently than once a year. The foregoing expense allocation provision and frequency limitation shall not be deemed to apply to routine visits by the Funds’ representatives to the Transfer Agent’s facilities for meetings and general oversight.   In connection with such site visit and/or inspection, the Funds shall not attempt to access, nor will they review, the records of any other clients of the Transfer Agent and the Funds shall conduct the visit/inspection in a manner that will not interfere with the Transfer Agent’s normal and customary conduct of its business activities, including the provision of services to the Funds and to other clients.  The Transfer Agent shall have the right to immediately require the removal of any Fund representatives from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Transfer Agent.  The Transfer Agent may require any persons seeking access to its facilities to provide reasonable evidence of their authority.  The Transfer Agent may also reasonably require any of the Funds’ representatives to execute a confidentiality agreement before granting such individuals access to its facilities.  The Transfer Agent will also provide reasonable access to the Funds’ governmental regulators, at the Funds’ expense, solely to (i) the Funds’ records held by the Transfer Agent and (ii) the procedures of the Transfer Agent directly related to its provision of services to the Funds under the Agreement.

1.5                   Tax-related support.  The parties agree that to the extent that the Transfer Agent provides any services under this Agreement that relate to compliance by the Funds with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 1.1(v) — it is the parties’ mutual intent that the Transfer Agent will provide only ministerial assistance to the Funds and that the Transfer Agent will not make any judgments or exercise any discretion.  The Funds agree that they will provide instructions to the Transfer Agent in connection with any of the tax-related services that are to be provided by the Transfer Agent under this Agreement and will promptly provide responses to any requests for direction from the Transfer Agent that may be made from time to time.

2.                                      Third Party Administrators for Defined Contribution Plans

2.1                   The Funds may decide to make available to certain of its customers, a qualified plan program (the “Program”) pursuant to which the customers (“Employers”) may adopt certain plans of deferred compensation (“Plan or Plans”) for the benefit of the individual Plan participant (the “Plan Participant”), such Plan(s) being qualified under Section 401(a) of the Code and administered by TPAs which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended.

2.2                   In accordance with the procedures established in Schedule 2.1 entitled “Third Party Administrator Procedures,” as may be amended by the Transfer Agent and the Funds from time to time (“Schedule 2.1”), the Transfer Agent shall:

(a)  Treat Shareholder accounts established by the Plans in the name of the Trustees, Plans or TPAs, as the case may be, as omnibus accounts;

(b)  Maintain omnibus accounts on its records in the name of the TPA or its designee as the Trustee for the benefit of the Plan; and

(c)  Perform all services under Section 1 as transfer agent of the Funds and not as a record-keeper for the Plans.

3.                                      Fees and Expenses

3.1                   Fee Schedule.  For the performance by the Transfer Agent pursuant to this Agreement, the Funds agree to pay the Transfer Agent the fees and charges as set forth in the attached fee schedule (“Schedule 3.1”).  Such fees and charges and the reimbursable expenses identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Funds and the Transfer Agent.  The parties agree that the fees and charges set forth on Schedule 3.1 shall apply with respect to the Funds set forth on Schedule A hereto as of the date hereof and to any newly created funds added to this Agreement under Section 17 that have requirements consistent with services then being provided by the Transfer Agent under this Agreement.  The fees and charges set forth on Schedule 3.1, however, shall not automatically apply to any funds which (i) have different requirements from those already serviced hereunder; or (ii) result from acquisitions of (or by), or mergers with, unaffiliated third parties subsequent to the execution of this Agreement.  In the event that a fund is to become a party to this Agreement as the result of such an acquisition or merger or has different requirements from the Funds already serviced hereunder, then the parties shall confer diligently and in good faith, and agree upon fees applicable to such funds.

3.2                   Reimbursable Expenses.  In addition to the fees and charges paid under Section 3.1 above, the Funds also agree to promptly reimburse the Transfer Agent for all reasonable expenses or disbursements incurred by the Transfer Agent in connection with the performance of Services under this Agreement at the direction of the Funds in the ordinary course of business or with the advance written approval of the Funds.  The expenses set forth on Schedule 3.1 shall be deemed by the parties to have been pre-approved by the Funds.  To the extent available, the Transfer Agent will offset banking service fees with respect to the accounts maintained under Section 1.1(n) of this Agreement with earnings credits received with respect to such accounts. Any banking service fees on such accounts in excess of the available earning credits for such accounts shall be billed to the Funds as a reimbursable expense hereunder.

3.3                   Increases.  The fees and charges set forth on Schedule 3.1 shall increase or may be increased (i) in accordance with Section 3.5 below; (ii) in connection with new or additional services, or new or additional functions, features or modes of operation of the TA2000 system; or (iii) if changes in existing laws, rules or regulations: (a) require substantial system modifications or (b) increase the Transfer Agent’s cost of performance hereunder.   In the event of (ii) or (iii), the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new service, feature or function or the cost of compliance with regulatory changes, as applicable.

3.4                   Invoices.  The Funds agree to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute.  In the event of such a dispute, the Funds may only withhold that portion of the fee or expense subject to the good faith dispute.  The Funds shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if the Funds are disputing any amounts in good faith.  If the Funds do not provide such notice of dispute within the required time, the invoice will be deemed accepted by the Funds.  The Funds shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount.  If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

3.5                   Cost of Living Adjustment.  Commencing on January 1, 2016 and each anniversary thereof, the total fee for all services for such year shall equal the fee that would be charged for the same services based on the then current fee increased by the percentage increase for the twelve-month period of the previous year of the CPI-W (defined below), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties.  As used herein, “CPI-W” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics.

3.6             Late Payments.  If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Transfer Agent reserves the right to impose interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the daily effective federal funds rate published by the Federal Reserve Bank of New York (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Funds) on the first day of publication during the month when such amount was due and the Funds agree to pay such interest when imposed by the Transfer Agent.  Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

4.                                      Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Funds that:

4.1                   It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

4.2                   It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and it will remain so registered for the duration of this Agreement.  It will promptly notify the Funds in the event of any material change in its status as a registered transfer agent.

4.3                   It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.4                   It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform the services contemplated in this Agreement.

4.5                     All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.6                     It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

5.                                      Representations and Warranties of the Funds

Each Fund represents and warrants to the Transfer Agent that:

5.1                   It is a trust or corporation duly organized and existing and in good standing under the laws of the state of its organization as set forth on Schedule A.

5.2                   It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

5.3                   All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

5.4                   It is an open-end investment company registered under the 1940 Act.

5.5                   A registration statement under the Securities Act of 1933, as amended, for each Fund is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale by the Fund.

6.                                      Service Levels

The Transfer Agent shall perform the Services under this Agreement in accordance with written service level standards set forth on Schedule 6 to this Agreement, which may be amended by the parties in writing from time to time.  The Transfer Agent will provide the Funds with a monthly report listing the standards achieved, including the overall monthly quality standard for manual transaction processing by the Transfer Agent.  The Funds may elect to perform their own analysis during any particular month, and the Transfer Agent will provide promptly any reasonably available information requested by the Funds.  If the parties’ respective analyses reflect different results as to the satisfaction of a particular service level, the parties agree to meet and discuss such results in good faith in order to reach a mutually agreed upon determination.

7.                                      Data Access and Proprietary Information

7.1                   The Funds acknowledge that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Funds by the Transfer Agent as part of the Funds’ ability to access certain Fund-related data maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party.  In no event shall Proprietary Information be deemed Customer Information (as defined in Section 10.2 below) or the confidential information of the Funds.  The Funds agree to treat all Proprietary Information as proprietary to the Transfer Agent and further agree that they shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.  Without limiting the foregoing, the Funds agree that their employees and agents shall:

(a)         Use such programs and databases (i) solely in a secure manner and in a secure environment, and (ii) solely in accordance with the Transfer Agent’s applicable user documentation;

(b)         Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Funds’ or their agents’ computer(s)), the Proprietary Information;

(c)          Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(d)         Refrain from causing or allowing information transmitted from the Transfer Agent’s computer to the Funds’ or their agent’s computer or device to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e)          Allow the Funds to have access only to those authorized transactions as agreed to between the Funds and the Transfer Agent; and

(f)           Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

7.2                   Proprietary Information shall not include all or any portion of any of the foregoing items that:  (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement; or (iv) are disclosed in accordance with Section 10.6 of this Agreement.

7.3                   The Funds acknowledge that their obligation to protect the Transfer Agent’s Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine.  Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4                   If the Funds notify the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure.  Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Funds agree to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.

7.5                   If the transactions available to the Funds include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

7.6                   Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7.  The obligations of this Section shall survive any earlier termination of this Agreement.

7.7                                     DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE USED IN CONNECTION WITH THE PERFORMANCE OF THE SERVICES UNDER THIS AGREEMENT ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS.  THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.                                      Indemnification

8.1                   The Transfer Agent shall not be responsible for, and the Funds, severally and not jointly, shall indemnify and hold the Transfer Agent, and with respect to Section 1.3 and Section 8.1(e) and (f) herein, also State Street, harmless, from and against, any and all costs, expenses, losses, damages, charges, reasonable counsel fees, payments, and liability which may be asserted against the Transfer Agent or for which the Transfer Agent may be held to be liable, arising directly out of or attributable to:

(a)         All actions of the Transfer Agent required to be taken by the Transfer Agent pursuant to this Agreement, provided that the Transfer Agent has acted without negligence, in good faith and with due diligence;

(b)         The Funds’ material breach of any representation or warranty under Section 5 of this Agreement;

(c)          The reasonable reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors in hard copy or by machine readable input, facsimile, data entry, electronic instructions, email, or other similar means authorized by the Funds, and which have been prepared, maintained or performed by the Funds or any other person or firm on behalf of the Funds including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Funds or any of their authorized persons as set forth on Schedule 8.1(c.) (“Authorized Persons”); or (iii) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d)         The acceptance of facsimile transactions from the Funds and such entities for which the Funds have provided the Transfer Agent with a written authorization, and the reasonable reliance by the Transfer Agent on such entities or the Funds ensuring that the original source documentation is in good order and properly retained;

(e)          The negotiation and processing of any checks, wires and ACH transmissions including without limitation for deposit into, or credit to, the Funds’ demand deposit accounts maintained by the Transfer Agent for the Funds; provided that the Transfer Agent acts without negligence, in good faith and with due diligence; or

(f)           Upon the Funds’ request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems; or

(g)          The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares.

8.2                   The Funds shall not be responsible for, and the Transfer Agent shall indemnify and hold the Funds harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability asserted against or incurred by the Funds in connection with claims by third parties arising directly out of or attributable to any action or failure of the Transfer Agent to act as a result of the Transfer Agent’s lack of good faith, negligence or willful misconduct in the performance or non-performance of its services hereunder or the Transfer Agent’s material breach of the terms of this Agreement.

8.3       In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim.  The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party.  The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent.

8.4                               As-of Adjustments.

The Transfer Agent and the Funds shall handle all “as of” transaction monitoring and processing in accordance with the procedures set forth on Schedule 8.4  hereto, which may be amended by the parties in writing from time to time.

9.                                      Standard of Care

The Transfer Agent shall at all times act in good faith and agrees to use all commercially reasonable efforts in performing the services under this Agreement.  The Transfer Agent assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct.  Notwithstanding the foregoing, the Transfer Agent’s aggregate liability during the Initial Term or any Renewal Term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Transfer Agent under this Agreement for all of the Funds subject to this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the greater of (i) $7.5 million or (ii) the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, for all of the Funds covered by this Agreement during the thirty (30) calendar months immediately preceding the first event for which recovery from the Transfer Agent is being sought.  The foregoing limitation on liability shall not apply to any loss or damage resulting from any intentional malicious acts or intentional malicious omissions (including an intentional malicious breach of this Agreement) by the Transfer Agent or its employees.  For purposes of this Section 9, “intentional malicious acts or intentional malicious omissions” shall mean those acts undertaken or omitted purposefully under the circumstances in which the person knows that such acts or omissions violate this Agreement and are likely to cause damage or harm to the Funds.

10.                   Confidentiality

10.1            The Transfer Agent and the Funds agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any Confidential Information (as defined below) of the other party used or gained by the Transfer Agent or the Funds during performance under this Agreement.  The Funds and the Transfer Agent further covenant and agree to retain all such Confidential Information in trust for the sole benefit of the Transfer Agent or the Funds and their successors and assigns.  In the event of breach of the foregoing by either party, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure of the Confidential Information in breach of this Agreement, the party whose Confidential Information is disclosed shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.  The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such Confidential Information to its sub-contractor or Fund agent for purposes of providing services under this Agreement.

10.2            For purposes of this Agreement, Confidential Information shall mean: (a) with respect to Confidential Information of the Funds: (i) shareholder lists, cost figures and projections, profit figures and projections, all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans) relating to the business of the Funds, or any other secret or confidential information whatsoever of the Funds; and (ii) all information that the Funds are obligated by law to treat as confidential for the benefit of third parties, including but not limited to Customer Information (defined below); and (b) with respect to the Transfer Agent’s Confidential Information:  all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans, customer names and other information related to customers, fee schedules, price lists, pricing policies, financial information, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how,” organizational structure, user guides, marketing techniques and materials, marketing and development plans, and data processing software and systems relating to the Transfer Agent’s business, operations or systems (or to the business, systems or operations of the Transfer Agent’s affiliates or third parties).  For the avoidance of doubt, the foregoing shall not prohibit the Funds from disclosing this Agreement, any schedules or appendices thereto other than the fee schedule, and aggregate information as to transfer agent fees paid or payable by the Funds, to the extent required by applicable regulations.

10.3            The obligations of confidentiality and nondisclosure of each of the Transfer Agent and the Funds set forth in this Section 10 shall not apply to information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the receiving party or its employees, representatives or agents; or (ii) becomes available to the receiving party on a non-confidential basis from a third party which is entitled to disclose it; or (iii) was known to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the other party; or (iv) was independently developed by the receiving party.  For avoidance of doubt, the obligations of confidentiality and nondisclosure of the Transfer Agent set forth in this Section 10 shall also not apply with respect to statistical, analytical or similar data obtained by the Transfer Agent in the course of providing the services hereunder and the Transfer Agent may aggregate or consolidate such data, on a non-attributable and non-identifiable basis, with similar information gathered by the Transfer Agent in providing services to other parties.

10.4            For purposes of this Agreement, “Customer Information” means all the customer identifying data however collected or received, including without limitation, through “cookies” or non-electronic means pertaining to or identifiable to the Funds’ Shareholders, prospective shareholders and plan administrators (collectively, “Fund Customers”), including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interactions with a Fund service, including the Funds’ web site; or (iii) any data otherwise submitted in the process of registering for a Fund service.  For the avoidance of doubt, Customer Information shall include all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) (“GLB Act”) and all “personal information” as defined in the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq., (“Mass Privacy Act”).  This Agreement shall not be construed as granting the Transfer Agent any ownership rights in the Customer Information.

10.5            The Transfer Agent will use the Confidential Information, including Customer Information, only in compliance with (i) the provisions of this Agreement, (ii) its own Privacy and Information Sharing Policy, as amended and updated from time to time and (iii) federal and state privacy laws, including the GLB Act and the Mass Privacy Act, as such is applicable to its transfer agency business.

10.6            In the event that any requests or demands are made to one party to this Agreement for the inspection of the records or Confidential Information of the other party to this Agreement, the party receiving such request or demand will use reasonable efforts to notify the other party (except where prohibited by law) and to secure instructions from an authorized officer of the other party as to such inspection.  The party receiving the request or demand expressly reserves the right, however, to exhibit the other party’s records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the records to such person.  In the event that a party is requested or authorized by the other party, or required by subpoena, administrative order, order of a regulatory or self-regulatory authority, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the other party’s records or Confidential Information by state or federal regulatory agencies or self-regulatory authorities, to produce such records of the other party or personnel as witnesses, the party whose records are required to be produced agrees to pay the other party for the other party’s time and expenses, as well as the fees and expenses of the other party’s counsel, incurred in responding to such request, order or requirement.

11.                               Covenants of the Funds and the Transfer Agent

11.1            The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Funds for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

11.2            Records.  The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable and as may be required by (i) the laws and regulations applicable to its business as a Transfer Agent, including, but not limited to, those set forth in 17 CFR 240.17Ad-6 and 17 CFR 240.17Ad-7, and those set forth in IRS regulations with respect to any services as information reporting and withholding agent for the Funds, in each case as such regulations may be amended from time to time; and (ii) its record retention policies.  The Transfer Agent shall also maintain customary records in connection with its agency for the Funds; particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940.  Records maintained by the Transfer Agent on behalf of the Funds shall be made available for reasonable examinations by the SEC upon reasonable request and shall be maintained by the Transfer Agent for such period as required by applicable law or until such earlier time as the Transfer Agent has delivered such records into the Funds’ possession or destroyed them at the Funds’ request.

11.3            Compliance Program.  The Transfer Agent maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act.  Pursuant to its compliance program, the Transfer Agent will provide periodic measurement reports to the Funds.  Upon request of the Funds, the Transfer Agent will provide to the Funds in connection with any periodic annual or semi-annual shareholder report filed by the Funds or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Transfer Agent’s performance of the services set forth in this Agreement and its internal controls related thereto.  In addition, on a quarterly basis, the Transfer Agent will provide to the Funds a certification in connection with Rule 38a-1 under the 1940 Act.  The Transfer Agent reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments.

11.4            SSAE16 Reports.  The Transfer Agent will furnish to the Funds, on a semi-annual basis, a report in accordance with Statements on Standards for Attestation Engagements No. 16 (SOC I, Type II) (the “SSAE Report”) as well as such other reports and information relating to the Transfer Agent’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the parties may mutually agree upon.

11.5            Information Security.  The Transfer Agent has implemented and maintains at each service location physical and information security and data protection safeguards against the destruction, loss, theft, unauthorized access, unauthorized use, or alteration of the Funds’ Confidential Information, including Customer Information, in the possession of the Transfer Agent that will be no less rigorous than those in place at the effective date of this Agreement, and from time to time enhanced in accordance with changes in regulatory requirements.  The Transfer Agent will, at a minimum, update its policies to remain compliant with applicable regulatory requirements, including those under the GLB Act and the Mass Privacy Act.  The Transfer Agent will meet with the Funds, at its request, on an annual basis to discuss information security safeguards.  If the Transfer Agent or its agents discover or are notified that someone has violated security relating to the Funds’ Confidential Information, including Customer Information, the Transfer Agent will promptly (a) notify the Funds of such violation, and (b) if the applicable Confidential Information was in the possession or under the control of the Transfer Agent or its agents at the time of such violation, the Transfer Agent will promptly (i) investigate, contain and address the violation, and (ii) advise the Funds as to the steps being taken that are reasonably designed to prevent future similar violations.

In connection with the foregoing, the Transfer Agent and the Funds agree that:

(i)                         Customer Information shall be protected by the Transfer Agent on any backup mediums (data at rest / non-operational data) via encryption means applied to such backup mediums (backup mediums include, but are not limited to: tape drive backups, tape vaults, off-line images such as DVD/CD).  Backup mediums also refer to “live” on-line storage systems when such storage systems are utilized as a means of backup (such as on-line vaults) when such mediums are not used for operational purposes other than as a backup medium).

(ii)                      For Customer Information in transit between external entities and the Transfer Agent, the Transfer Agent will utilize in-transit encryption methods commensurate with recognized standards (such as SSL, TLS).

(iii)                   The Transfer Agent shall employ network filtering in order to limit bulk data transfers between Funds and the Transfer Agent are limited to systems assigned to the Funds’ publicly assigned Internet address space and the Transfer Agent’s systems.  The Transfer Agent and the Funds may alternatively, if mutually agreeable, utilize server certificates as a means of ensuring bulk data communications between the Transfer Agent and the Funds’ systems are limited to legitimate Transfer Agent and Fund systems.

(iv)                  Upon reasonable request, the Transfer Agent shall make available to the Funds within a reasonable period of time applicable logging data pertaining to systems and devices involved in the interaction with or storage of the Funds’ Customer Information

(v)                     The Transfer Agent shall disclose to the Funds, within a reasonable time frame, any data loss or disclosure incidents along with incident attributes including but not limited to:

(a)         Date/Time of incident

(b)         Scope of Incident (number of records affected, type of data, systems compromised or impacted, etc.)

(c)          Cause analysis of the underlying Incident

(d)         Planned or enacted remediation activities to reduce risk of recurrence

(e)          Full and complete disclosure of data elements involved in disclosure (first name, middle name, last name, social security #, etc.)

(vi)                  The Transfer Agent shall promptly reimburse the Funds for any notification costs and credit monitoring fees reasonably incurred by the Funds during the Funds’ response to a data loss or disclosure incident involving the Transfer Agent’s systems.

11.6            Business Continuity.  The Transfer Agent will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Funds.  The Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request, the Funds may participate in such test.  Upon request by the Funds, the Transfer Agent will provide the Funds with a letter assessing the most recent business continuity test results.  In the event of a business disruption that materially impacts the Transfer Agent’s provision of services under this Agreement, the Transfer Agent will promptly notify the Funds of the disruption and the steps being implemented under the business continuity plan.

11.7            Insurance.  The Transfer Agent has obtained, and maintains at its own expense, a level of insurance coverage that its Board of Directors has determined is reasonable and appropriate to the operation of its business.  The Transfer Agent’s level of insurance coverage is reviewed annually by the Transfer Agent’s Chief Financial Officer and periodically with the Executive Committee of the Transfer Agent’s Board of Directors to ensure its continued adequacy.  During the term of this Agreement, the Transfer Agent will continue to maintain adequate insurance coverage in effect at all times, including coverage in excess of the minimum levels set forth on Schedule 11.7 hereto to satisfy all of its reasonably foreseeable liabilities hereunder.

12.                               Termination of Agreement

12.1            Subject to termination as hereinafter provided, this Agreement shall remain in force and effect for a period of five (5) years from the date first stated above, (the “Initial Term”) of this Agreement.  This Agreement shall automatically extend for additional, successive twelve (12) month terms (each a “Renewal Term”) upon the expiration of any term hereof, unless terminated pursuant to this Section or as of the end of any term by either party on not less than ninety (90) days written notice to the other party.  Each additional twelve (12) month period shall be an additional term of this Agreement.

12.2            Either party may terminate this Agreement upon at least ninety (90) days prior written notice to the other party.  If the Funds terminate this Agreement prior to the end of the Initial Term of the Agreement for any reason other than a breach of the Agreement by the Transfer Agent that has not been remedied or a good faith effort to remedy such breach has not been commenced with the applicable time period, then the Funds shall pay an early termination fee to the Transfer Agent with respect to this Agreement in an amount equal to the average monthly fee paid by the Funds to the Transfer Agent under this Agreement multiplied by the number of months (not to exceed thirty-six (36) months) remaining in the Initial Term.  The foregoing early termination fee shall not apply in the event that the Funds are acquired by or merge with another investment company, which also receives transfer agency services from the Transfer Agent or an affiliate of the Transfer Agent, and the combined transfer agency servicing remains with the Transfer Agent or an affiliate of the Transfer Agent, which utilizes the DST TA2000 recordkeeping system.  In addition to the foregoing, no early termination fee will be required in the event of: (a) the merger of an individual Fund with another Fund so long as the resulting Fund continues to be serviced under this Agreement;  or (b) the transfer of all, or substantially all, of an individual Fund’s assets to another entity, so long as (i) this Agreement continues with respect to the Funds not transferring their assets, and (ii) the assets of such Fund are transferred to another Fund serviced under this Agreement.  In addition to the foregoing, no early termination fee will be required in the event of the termination of this Agreement by an individual Fund due to the liquidation, transfer or merger of such Fund, so long as this Agreement continues with respect to the remainder of the Funds and the impact of such termination alone or in combination with similar terminations in the preceding twelve (12) months would not result in a decrease of 25% or more in the aggregate fees and charges (not including reimbursable expenses) paid to the Transfer Agent under this Agreement.  For avoidance of doubt, should an individual Fund terminate this Agreement due to the liquidation, transfer or merger of such Fund and the impact of such termination alone or in combination with similar Fund terminations in the preceding twelve (12) months shall result in a decrease of 25% or more in such aggregate fees and charges, the early termination fee payable to the Transfer Agent by such terminating Funds shall be in an amount equal to the terminating Funds’ pro-rata share of the total average monthly fee paid by the Funds to the Transfer Agent under this Agreement multiplied by the number of months (not to exceed thirty-six (36) months) remaining in the Initial Term.

12.3            Ninety (90) days before the expiration of the Initial Term or a Renewal Term, the Transfer Agent and the Funds will agree upon a Fee Schedule for the Renewal Term.  In the event the parties fail to agree upon a new Fee Schedule as of such date, the Fee Schedule set forth as Schedule 3.1 hereto shall remain in effect subject to increase under Section 3.5.  Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (defined below).

12.4            In the event of termination of this Agreement, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Funds, the Transfer Agent, at Funds’ request, shall offer reasonable assistance to the Funds in converting the Funds’ records from the Transfer Agent’s systems to whatever services or systems are designated by the Funds

(the “Deconversion”).  The Transfer Agent shall be compensated for such Deconversion assistance at its standard rates and fees in effect at the time. The Transfer Agent will provide the Funds with an estimate of the Deconversion charges.  The parties shall mutually agree upon a reasonable time frame for the Deconversion.  As used herein “reasonable assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of the Transfer Agent, including the Proprietary Information as defined in Section 7.1, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

12.5             In addition to the forgoing, the parties agree that in the event of a termination or non-renewal of this Agreement, the Funds shall promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement (i) which have been accrued and remain unpaid as of the date of such notice of termination or non-renewal and (ii) which thereafter accrue for the period through and including the date of the Funds’ Deconversion.  The Funds shall also pay the Transfer Agent all reasonable fees and expenses for providing any support services that the Funds request the Transfer Agent to provide post Deconversion, including but not limited to tax reporting and open issue resolution.

12.6             Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

12.7             The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Funds to the Transfer Agent being outstanding for more than ninety (90) days after receipt by the Funds, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.4 of this Agreement.

12.8            Either party hereto may terminate this Agreement, without payment of an early termination fee, by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

12.9             If one of the parties hereto shall breach this Agreement or be materially in default in the performance of any of its duties and obligations under this Agreement (the “Defaulting Party”), the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party in sufficient detail to permit the Defaulting Party to identify and cure such default. If such default or breach shall not have been remedied within thirty (30) days after such written notice is given, or, if not capable of remedy within thirty (30) days, a good faith effort to remedy such breach is not promptly commenced and thereafter diligently pursued in a commercially reasonable manner within such period (the “Cure Period”), then the Non-Defaulting Party may terminate the Agreement at the end of such Cure Period by giving notice of such termination to the Defaulting Party.  Termination of this Agreement by one party by reason of this Section shall not constitute a waiver by either party of any other rights it might have under this Agreement with respect to services performed prior to the date of such termination.

12.10     The parties agree that the effective date of any Deconversion as a result of termination hereof shall not occur during the period from December 15th through March 1st of any year to avoid adversely impacting a year-end.

12.11     Within thirty (30) days after completion of a Deconversion, the Funds will give notice to the Transfer Agent containing reasonable instructions regarding the disposition of tapes, data files, records, original source documentation or other property belonging to the Funds and then in the Transfer Agent’s possession and shall make payment for the Transfer Agent’s reasonable costs to comply with such notice.  If the Funds fail to give that notice within thirty (30) days after termination of this Agreement, then the Transfer Agent may dispose of such property as it sees fit so long as it complies with regulatory requirements for records retention. The reasonable costs of any such disposition or of the continued storage of such tapes, data files, records, original source documentation or other properties shall be billed to, and within thirty (30) days of receipt of such invoice paid by, the Funds.  Failure to pay such sums when due shall incur a late charge in accordance with Section 3.6 of this Agreement.  The Transfer Agent may keep one copy of certain Fund related records to the extent, and for such period, as may be legally required in order to comply with regulatory requirements applicable to the Transfer Agent, as discussed under Section 11.2.

13.                               Assignment and Third Party Beneficiaries

13.1             Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.  Any attempt to do so in violation of this Section shall be void.  Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

13.2             Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Funds, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Funds.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

13.3             This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Funds.  Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

14.                               Subcontractors

14.1            The Transfer Agent may, without further consent on the part of the Funds, subcontract for the performance hereof with an affiliate of the Transfer Agent which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act or, with regard to print/mail services, to DST Output, Inc., an affiliate of the Transfer Agent; provided, however, that the Transfer Agent shall be fully responsible to the Funds for the acts and omissions of its affiliate as it is for its own acts and omissions.  The foregoing shall not be deemed to apply to any direct contracts between the Funds and any affiliate of the Transfer Agent as to which the Transfer Agent is not a party.  The Transfer Agent may provide the services hereunder from service locations within the United States.  If the Transfer Agent wishes to provide any of the services under this Agreement from outside of the United States, it shall notify the Funds and obtain the Funds’ advance written consent.

14.2             For purposes of this Agreement, unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent.

15.                               Changes and Modifications

15.1             During the term of this Agreement the Transfer Agent will use on behalf of the Funds, without additional cost, all modifications, enhancements, or changes which its affiliate DST Systems, Inc. may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Funds, unless substantially all clients of the Transfer Agent are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations.  The Funds agree to pay the Transfer Agent promptly for modifications and improvements which are charged for separately at the rate provided for in the Transfer Agent’s standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist.  If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.

15.2            The Transfer Agent shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Funds will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Funds in using or employing the TA2000 System or the Transfer Agent’s facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Funds are given thirty (30) days prior notice to allow the Funds to change their procedures and unless the Transfer Agent provides the Funds with revised operating procedures and controls.

15.3            All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST Systems, Inc., an affiliate of the Transfer Agent.

16.                               Miscellaneous

16.1             Amendment.  This Agreement may be amended or modified by a written agreement executed by both parties.

16.2             Massachusetts Law to Apply.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

16.3             Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

16.4             Consequential Damages.  Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

16.5             Survival.  All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

16.6             Severability.  If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

16.7             Priorities Clause.  In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

16.8             Waiver.  No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

16.9             Merger of Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written provided, however, that this Agreement shall not be deemed to supersede the following agreements, which are in effect as of the date hereof, between SGF and DST Systems, Inc.: Master Agreement for DST FAN Services dated February 29, 2000, its Vision Service Exhibit dated May 29, 2007, Letter Agreement for Fund Family Vision dated May 29, 2007, FAN Mobile Service Exhibit dated January 1, 2011, and OFX Service Exhibit dated September 1, 2001;  Master Agreement for DST FAN Mail Services dated February 29, 2000; SalesConnect Agreement dated November 3, 2009 and Addendum dated April 30, 2010; UAWS Usage Agreement dated July 18, 2002; and PowerSelect Agreement dated April 24, 2000; and between SGF and the Transfer Agent:  Master Proxy Services Agreement dated June 27, 2011. Such agreements shall continue in effect in accordance with their terms until they are amended or terminated by the parties thereto.

16.10      Counterparts.  This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

16.11.   Reproduction of Documents.  This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

16.12      Notices.  All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)                                 If to the Transfer Agent, to:

Boston Financial Data Services, Inc.

2000 Crown Colony Drive

Quincy, Massachusetts 02169-0953

Attention: General Counsel, Legal Department

Facsimile: 617-483-7091

(b)                                 If to the Funds, to:

Sentinel Group Funds, Inc.

One National Life Drive

Montpelier, Vermont 05604

Attention: Law Department

Facsimile: 802-229-7428

17.                               Additional Funds

17.1            Additional Funds.  In the event that SGF establishes one or more series of Funds, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such fund shall become a Fund hereunder by the parties amending the Schedule A to include the additional Fund.

17.2            Other Funds.  In the event that an entity affiliated with the Funds, in addition to those listed on the Schedule A, desires to have the Transfer Agent render services as transfer agent under the terms hereof and the Transfer Agent agrees to provide such services, upon completion of an amended Schedule A signed by all parties to the Agreement, such entity shall become a Fund hereunder.

17.3            Conditions re: Additional Funds.  In the event that the Transfer Agent is to become the transfer agent for new funds, the Transfer Agent shall add them to the TA2000 System upon at least sixty (60) days’ prior written notice to the Transfer Agent provided that the requirements of such funds or portfolios are generally consistent with services then being provided by the Transfer Agent under this Agreement, in which case the fees and expenses for such additional funds or portfolios shall be determined in accordance with Section 3.1.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

SENTINEL GROUP FUNDS, INC.

By:	/s/ John Landy

Name:	John Landy

Title:	Vice President

BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Richard J. Johnson

Name:	Richard J. Johnson

Title:	Managing Director

SCHEDULE A

Fund List

Dated: December 1, 2014

SENTINEL GROUP FUNDS, INC.

FUND NAME
SENTINEL BALANCED FUND CLASS A
SENTINEL BALANCED FUND - CLASS C
SENTINEL BALANCED FUND CLASS I
SENTINEL BOND FUND
SENTINEL CAPITAL GROWTH FUND CLASS A
SENTINEL CAPITAL GROWTH FUND - CLASS C
SENTINEL CAPITAL GROWTH FUND - CLASS I
SENTINEL COMMON STOCK FUND
SENTINEL COMMON STOCK FUND - CLASS C
SENTINEL COMMON STOCK FUND CLASS I
SENTINEL COMMON STOCK FUND CLASS R6
SENTINEL CONSERVATIVE STRATEGIES - A
SENTINEL CONSERVATIVE STRATEGIES - C
SENTINEL CONSERVATIVE STRATEGIES - I
SENTINEL GEORGIA MUNICIPAL BOND FUND I
SENTINEL GOVERNMENT SECURITIES FUND
SENTINEL GOVERNMENT SECURITIES FUND-C
SENTINEL GOVERNMENT SECURITIES FUND I
SENTINEL GROWTH LEADERS FUND CLASS A
SENTINEL GROWTH LEADERS FUND - CLASS C
SENTINEL GROWTH LEADERS CLASS I
SENTINEL INTERNATIONAL EQUITY FUND - A
SENTINEL INTERNATIONAL EQUITY - C
SENTINEL INTERNATIONAL EQUITY FUND I
SENTINEL LOW DURATION BOND CLASS A
SENTINEL LOW DURATION BOND CLASS I
SENTINEL LOW DURATION BOND CLASS S
SENTINEL MID CAP FUND A
SENTINEL MID CAP FUND CLASS C
SENTINEL MID CAP FUND CLASS I
SENTINEL SMALL COMPANY FUND A
SENTINEL SMALL COMPANY FUND-CLASS C
SENTINEL SMALL COMPANY FUND - CLASS I
SENTINEL SMALL COMPANY FUND - CLASS R6
SENTINEL SUSTAINABLE CORE OPPORT.- A
SENTINEL SUSTAINABLE CORE OPPORT. - I

Schedule A-1

SENTINEL GROUP FUNDS, INC.

FUND NAME
SENTINEL SUSTAINABLE MID CAP OPP A
SENTINEL SUSTAINABLE MID CAP OPP I
SENTINEL TOTAL RETURN BOND - CLASS A
SENTINEL TOTAL RETURN BOND - CLASS C
SENTINEL TOTAL RETURN BOND - CLASS I
SENTINEL TOTAL RETURN BOND - CLASS R6
SENTINEL TOTAL RETURN BOND - CLASS R3
SENTINEL UNCONSTRAINED BOND FUND — CLASS A
SENTINEL UNCONSTRAINED BOND FUND — CLASS C
SENTINEL UNCONSTRAINED BOND FUND — CLASS I

Schedule A-2

SCHEDULE 1.2(a)

AML DELEGATION

Dated: December 1, 2014

1.                                      Delegation.

1.1                   In order to assist the Funds with the Funds’ AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Funds.  The Funds have had an opportunity to review the AML Procedures with the Transfer Agent and desires to implement the AML Procedures as part of the Funds’ overall AML program (the “AML Program”).

1.2                   Accordingly, subject to the terms and conditions set forth in this Agreement, the Funds hereby instruct and direct the Transfer Agent to implement the AML Procedures as set forth in Section 4 below on the Funds’ behalf and delegates to the Transfer Agent the day-to-day operation of the AML Procedures.  The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Funds and the Transfer Agent upon the execution by such parties of a revised Schedule 1.2(a) bearing a later date than the date hereof.

1.3                    The Transfer Agent agrees to perform such AML Procedures, with respect to the ownership of Shares in the Funds for which the Transfer Agent maintains the applicable shareholder information in its capacity as transfer agent for such Funds, subject to and in accordance with the terms and conditions of this Agreement.

2.                                      Consent to Examination.  In connection with the performance by the Transfer Agent of the AML Procedures, the Transfer Agent understands and acknowledges that the Funds remain responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for the Funds relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance.  The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review.  For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.                                      Limitation on Delegation.  The Funds acknowledge and agree that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Funds with the USA PATRIOT Act or for any other matters that have not been delegated hereunder.  Additionally, the parties acknowledge and agree that the Transfer

Schedule 1.2(a) - 1

Agent shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Funds for which the Transfer Agent maintains the applicable Shareholder information in its capacity as transfer agent for such Funds.

4.                                      AML Procedures(1)

4.1                   Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in the Funds for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:

(a)         On a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(b)         Submit all account registrations through OFAC database, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c)          On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d)         Review certain types of redemption transactions that occur within thirty (30) days of an account establishment, registration change, or banking information change (e.g. redemption by check within 30 days of address change;  redemption by wire within 30 days of banking information change; and rapid depletion of account balance after establishment);

(e)          Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f)           Review accounts with small balances followed by large purchases;

(g)          Review accounts with frequent activity within a specified date range followed by a large redemption;

(1)  The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions as set forth in written procedures of the Transfer Agent, which have been made available to the Fund and which may be modified from time to time.  The Transfer Agent will notify the Fund of any such modification.

Schedule 1.2(a) - 2

(h)         Review purchase and redemption activity by check that meets or exceeds $100,000 threshold on any given day;

(i)             Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Funds with a copy of the SAR within a reasonable time after filing; and notify the Funds if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(j)            If requested by the Funds, compare account information to any FinCEN request received by the Funds and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a) and provide the Funds with the necessary information for it to respond to such request within required time frame;

(k)         (i) Take reasonable steps to verify the identity of any person seeking to become a new customer of the Funds and notify the Funds in the event such person cannot be verified, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Funds by any government agency;

(l)             Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175).  The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire.  If an account is determined to have a medium or above risk-ranking, the Transfer Agent will monitor the account on a monthly basis for unusual activity.  In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Funds’ AML Officer for further instruction.

(m)  Upon the request by the Funds, conduct due diligence to determine if the Funds are involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

(n) Create and retain records required under 31 CFR 103.33 in connection with the transmittals of amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.

Schedule 1.2(a) - 3

4.2                   In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Funds, unless prohibited by applicable law.

SENTINEL GROUP FUNDS, INC.		BOSTON FINANCIAL DATA SERVICES, INC.

By:	John Landy	By:	/s/ Richard Johnson

Name:	John Landy	Name:	Richard Johnson

Title:	Vice President	Title:	Managing Director

Schedule 1.2(a) - 4

SCHEDULE 2.1 [If Applicable]

THIRD PARTY ADMINISTRATOR(S) PROCEDURES

Dated: December 1, 2014

1.                          On each day on which both the New York Stock Exchange and the Funds are open for business (a “Business Day”), the TPA(s) shall receive, on behalf of and as agent of the Funds, Instructions (as hereinafter defined) from the Plan.  Instructions shall mean as to each Fund (i) orders by the Plan for the purchases of Shares, and (ii) requests by the Plan for the redemption of Shares; in each case based on the Plan’s receipt of purchase orders and redemption requests by Participants in proper form by the time required by the term of the Plan, but not later than the time of day at which the net asset value of a Fund is calculated, as described from time to time in that Fund’s prospectus.  Each Business Day on which the TPA receives Instructions shall be a “Trade Date.”

2.                          The TPA(s) shall communicate the TPA(s)’s acceptance of such Instructions, to the applicable Plan.

3.                          On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans.  In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1).  In the case of net redemptions by any Plan, the TPA(s) shall instruct the Fund’s custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1).  The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by each Fund, the TPA(s), and the Transfer Agent.

4.                          The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances.  The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5.                          The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6.                          The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

Schedule 2.1 - 1

7.                          The TPA(s) shall, at the request and expense of each Fund, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by each Fund for delivery to its Shareholders.

8.                          The TPA(s) shall, at the request of each Fund, prepare and transmit to each Fund or any agent designated by it such periodic reports covering Shares of each Plan as each Fund shall reasonably conclude are necessary to enable the Fund to comply with state Blue Sky requirements.

9.                          The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans; and

10.                   The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11.                   Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to each Fund be furnished to Participants in which event the Transfer Agent or each Fund shall mail or cause to be mailed such materials to Participants.  With respect to any such mailing, the TPA(s) shall, at the request of the Transfer Agent or each Fund, provide at the TPA(s)’s expense a complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.

SENTINEL GROUP FUNDS, INC.		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ John Landy	By:	/s/ Richard Johnson

Name:	John Landy	Name:	Richard Johnson

Title:	Vice President	Title:	Managing Director

Schedule 2.1 - 2

SCHEDULE 6

SERVICE LEVEL STANDARDS

December 1, 2014

This Schedule 6 reflects the performance goals of the parties in connection with the performance of the Services under the Agreement.  In the event of a failure to meet, fulfill or comply with the standards reflected in this Schedule 6, as determined by the parties in accordance with Section 6 of the Agreement, the parties will meet to review the standards and will coordinate and cooperate to correct any inadequacies or adjust the standards as may be mutually agreed.  The measurement and reporting of the Standards set forth in this Schedule 6 shall commence sixty (60) days after the effective date of the Agreement.

OVERALL TRANSACTION PROCESSING ACCURACY(1)

Each month, the Transfer Agent shall meet 98.5% in overall transaction processing accuracy with respect to the manual transactions processed by the Transfer Agent for the Funds.  The Transfer Agent shall provide the Funds with a monthly report of its performance.

TRANSACTION PROCESSING TURNAROUND TIMES.

The Transfer Agent shall apply the following turnaround targets with respect to the transactions it performs for the Funds:

Transaction Type	Category	Turnaround Target(2)
New Accounts with Funding	Financial	Day of Receipt
Purchases	Financial	Day of Receipt
Redemptions(3)	Financial	Day of Receipt
Exchanges	Financial	Day of Receipt
Transfers	Non-Financial	2 Business Days after Receipt
Account Maintenance	Financial	3 Business Days after Receipt
Account Maintenance	Non-Financial	5 Business Days after Receipt
Return Mail(4)	Non-Financial	15 Business Days after Receipt
Correspondence	Financial	3 Business Days after Receipt
Correspondence	Non-Financial	5 Business Days after Receipt
TOA Letters	Non-Financial	3 Business Days after Receipt
Adjustments	Financial	2 Business Days after Receipt
Adjustments(5)	Non-Financial	2 Business Days after Receipt
Reject Stamp (rejected Medallion Stamp)	—	2 Business Days after Receipt

(1)  Measurement.  Performance shall be measured by the Funds or the Transfer Agent by calculating the percentage of AWD Financial Adjustments against the total amount of Manual Transactions.

(2)  Transaction Receipt; Good Order.  The transaction processing Turnaround Targets apply only to transactions received in good order by the Transfer Agent and identified to the queue for the transaction type noted before 4PM EST on a Business Day.  A Business Day is defined for purposes of this Schedule as a day on which the NYSE is open for business.

(3)  Redemption Requests.  This excludes redemptions through a conduit account, including those requiring a change in account registration including transfer on death or estate redemptions.  Such requests will be considered transfers and measured against a standard of 2 Business Days.

(4)  Retuned Mail Volumes of RPO mail are dependent upon the USPS.  In the event the receipt of a higher than normal volume of RPO mail in the final week of a quarter, this service level will not apply.

(5)  Adjustments.  Excludes, multi-day adjustments or adjustments received after 4:00 EST, which will be processed by end of next business day.

Schedule 6 - 1

Telephone Servicing

Performance Target	Measurement
Monthly Call Answer Rate Each month, no less than 98% of calls will be answered by the Transfer Agent’s service representatives during the applicable hours.

The Transfer Agent will provide the Funds with a monthly report detailing the number of Calls received and the Call Answer Rate achieved. Calls will be charted through the Transfer Agent’s call tracking system.

Monthly Call Answer Speed Each month, no less than 80% of the calls will be answered within an average of 35 seconds during the applicable hours.

The Transfer Agent will provide the Funds with a monthly report detailing the number of Calls received and the Call Answer Speed achieved. Calls will be charted through the Transfer Agent’s call tracking system.

Monthly Call Volume Each month, Transfer Agent will consider and advise the Funds as to any trends that may impact service delivery and/or quality	The Transfer Agent will provide the Funds with a monthly report detailing the number of inbound and outbound calls and average duration of each.

Prerequisites to Service Level Standards

The Funds agree to undertake the following actions and understands that they are essential to and will serve as prerequisites for the application of the Service Level Standards to the Transfer Agent’s performance:

•                  Notify the Transfer Agent at least 30 Business Days in advance of any product development, sales or marketing campaigns that may materially impact the volume of transactions in the Funds.

•                  Notify the Transfer Agent as soon as practicable under the circumstances of any extraordinary corporate event that may impact call volume in a material way.

•                  Involve the Transfer Agent, to the extent necessary, in the design of all fund documentation/forms (new applications, LOA/IRA kits, prospectus) to ensure consistency with the TA2000 system and the Transfer Agent’s processes as far in advance as practicable, but in no event less than 30 days prior to adoption of such documentation/forms.

•                  Notify the Transfer Agent of new distribution agreements that may impact the Transfer Agent’s business processes as soon as possible prior to execution.

Schedule 6 - 2

Exceptions to Service Level Standards

The Parties acknowledge and agree that the Service Level Standards shall not apply to and shall not be calculated for, any day or period of days where the Transfer Agent’s failure to meet such standards arises out of, results from or is contributed to, by:

(i) a failure, inadequacy in the performance of or unavailability of communication lines or communication facilities (including the equipment or computer being used to access the communication lines) outside of the Transfer Agent;

(ii) the unavailability of DST Systems, Inc.’s or any computer hardware or software, which is substantially required for the performance of the Services, for more than sixty (60) minutes, provided that such unavailability is beyond the Transfer Agent’s reasonable control and the Transfer Agent notifies the Funds promptly of such unavailability;

(iii) a disaster which requires the Transfer Agent to process at its disaster recovery facility or when the Transfer Agent’s transaction processing is impeded by a Force Majeure event;

(iv) a failure to perform properly or timely by a third party whose performance is a prerequisite for the Transfer Agent’s performance;

(v) a failure, unavailability, disruption or circumstances arising out of or resulting from the Internet if any service hereunder involves or entails utilization of the Internet to transmit to or from the Transfer Agent;

(vi) a pre-planned extraordinary event (e.g., a hardware or software installation);

(vii) a failure to perform caused by third parties (including the Funds) whose actions are beyond the Transfer Agent’s reasonable control;

(viii) failure of the Funds to provide the Transfer Agent with sufficient notice of any product development, sales or marketing campaign or extraordinary event in accordance with the prerequisites above; or

(ix) with respect to telephone and transaction processing standards, an unexpected increase in volume over historical levels of more than 15%.

To the extent that the timely performance of any of the Transfer Agent’s services depends on equipment under the Funds’ control, the Funds acknowledge that it is responsible for the proper functioning of such equipment.

Schedule 6 - 3

SCHEDULE 8.1

FUND AUTHORIZED PERSONS

December 1, 2014

Updated:

The following individuals listed below are authorized to provide instructions to the Transfer Agent on behalf of the Funds, which may be in the form of email or AWD:

Name	Signature	Title	Dollar Amount Limit
(if applicable)
Thomas Brownell		President & CEO, Sentinel Group Funds, Inc.
John Birch		CFO, Sentinel Group Funds, Inc.
John Landy		VP, Sentinel Group Funds, Inc.
Arthur Hammarstrom		VP, Sentinel Admin. Services, Inc.
Shawna Gaboriault		AVP, Sentinel Admin. Services, Inc.

By:	/s/ John Landy

Name:	John Landy

Title:	Vice President

Schedule 8.1 - 1

SCHEDULE 8.4

AS OF PROCEDURES

The parties follow Securities and Exchange Commission guidelines and turnaround standards in transaction processing.  The Transfer Agent makes every effort to process transactions in order that they are given the price of the date the items are received, if they are received in good order, prior to 4:00PM ET (or the close of the NYSE).  Transactions received by the Transfer Agent in good order after 4:00PM ET (or the close of the NYSE) will receive the next business day’s price.  Additionally, the Transfer Agent attempts to estimate all transactions that are not processed same day to the Fund accountants.  In the event that a transaction is not estimated, the following procedures for monitoring and tracking as-of transactions are followed:

1)             No as of trades will be accepted from a broker-dealer or service agent (excluding the Transfer Agent) without prior receipt of a letter of indemnification against any losses to the Fund signed by the broker-dealer or service agent placing the trade and medallion guaranteed.  Such losses are to include variances in Fund prices and impact of any dividend and capital gains transactions.

2)             For affiliated broker dealers, service agents, and the Transfer Agent the cumulative net effect of the as of transactions in the Fund caused by each party shall be determined monthly.

3)             Affiliated broker dealers and service agents (excluding the Transfer Agent) shall make immediate payment to the Fund at the close of any month in which the cumulative net effect of gains and losses from as of transactions by such parties result in losses that exceed $.005 per share (the “threshold amount”).  The amount of the payment will be equal to the amount which would reduce the cumulative net effect to $.005 per share.

4)             If the cumulative net effect of the as-of transactions that are determined to be solely caused by the Transfer Agent in a month is negative and exceeds the threshold amount, then the Transfer Agent shall promptly contact the Fund and the Fund accountants to determine if the threshold break has had a material impact on the Fund’s NAV per share and what, if any, further action is required.  The actions to be taken to resolve a material “as-of” may include, but are not limited to, (i) the Fund re-pricing the affected day(s) and the Transfer Agent re-processing, at its expense, all affected transactions that took place during the period, or (ii) a payment to the Fund. Wherever possible, absent a regulatory prohibition or significant adverse impact on sub-transfer agents, the Fund will re-price the affected day(s) and allow the Transfer Agent to re-process the affected transactions.

5)             If the total of monthly as of transactions reflect a gain to the Fund, this amount may be carried forward and applied to losses that may occur in future months.

6)             At the end of a Fund’s fiscal year, any net gains are carried forward for future years.

7)             Provide monthly As Of Monitoring Review (Report 1025) reflecting current gains or losses by Fund.

Schedule 8.4 - 1

SCHEDULE 11.7

INSURANCE COVERAGE

The Transfer Agent shall maintain in force during any term of this Agreement the following insurance coverages in at least the amounts indicated.

1.                            Workers Compensation.  Workers’ compensation sufficient to meet statutory requirements in the state wherein the work is to be performed and employer’s liability insurance minimum limits of at least $1,000,000.

2.                            Commercial General Liability.  Commercial General Liability alone or in combination with, Commercial Umbrella insurance in the following minimum amounts:

Bodily Injury & Property Damage Each Occurrence:	$1,000,000

Personal and Advertising Injury:	$1,000,000

Products/Completed Operations Aggregate:	$2,000,000

General Aggregate:	$2,000,000

3.                            Commercial Automobile Liability.  Commercial Automobile Liability insurance alone or in combination with Commercial Umbrella insurance covering any auto (including owned, hired and non-owned autos, with a limit of not less than $1,000,000 each accident).

4.                            Professional Liability (Errors and Omissions).  Professional Liability coverage with a minimum combined single limit of $5,000,000.

5.                            Fidelity Bond:  Fidelity Bond or Employee Dishonesty insurance policy in the amount of at least $5,000,000 per occurrence or claim.

6.                            Network Security and Privacy:  Cyber coverage including coverage for crisis management and regulatory response expense, with a minimum combined single limit of $5,000,000.

Schedule 11.7 - 1